Exhibit 1

                       TRUSTEE'S DISTRIBUTION STATEMENT

To the Holders of:
Corporate Backed Trust Certificates, Georgia-Pacific Debenture-Backed Series 2001-29
*CUSIP:  21988G635     Class A-1
         21988GBB1     Class A-2

In accordance with the Standard Terms for Trust Agreements, U.S. Bank Trust National Association, as Trustee, submits the following cash basis statement for the period ending October 30, 2004.

INTEREST ACCOUNT
----------------

Balance as of    April 30, 2004.....                             $0.00
        Scheduled Income received on securities.....     $1,461,937.50
        Unscheduled Income received on securities.....           $0.00

LESS:

        Distribution to Class A-1 Holders.....          -$1,440,750.00
        Distribution to Class A-2 Holders.....             -$21,187.50
        Distribution to Depositor.....                          -$0.00
        Distribution to Trustee.......                          -$0.00
Balance as of   October 30, 2004......                           $0.00


PRINCIPAL ACCOUNT
-----------------

Balance as of   April 30, 2004.....                              $0.00
      Scheduled Principal received on securities.....            $0.00

LESS:

      Distribution to Holders.....                              -$0.00
Balance as of  October 30, 2004.....                             $0.00


            UNDERLYING SECURITIES HELD AS OF   October 30, 2004

      Principal
       Amount                  Title of Security
      ---------                -----------------
      $33,900,000    Georgia-Pacific Corporation 8.625% Debentures due
                     April 30, 2025
                     *CUSIP: 373298BL1

U.S. Bank Trust National Association, as Trustee

*The Trustee shall not be held responsible for the selection or use of the CUSIP numbers nor is any representation made as to its correctness. It is included solely for the convenience of the Holders.